FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
June 1, 2011		CFO
212-716-1977 ext 222

Sharon Siegel Named Chief Marketing Officer of Atrinsic

Premier Direct Marketing Executive To Lead Company’s Marketing
Efforts

NEW YORK – (June 1, 2011) – Atrinsic, Inc. (NASDAQ: ATRN), a marketer of direct-to-consumer subscription products, including Kazaa (www.kazaa.com) – a digital music subscription service, and owner of an internet search marketing agency, Atrinsic Interactive, announced today that Sharon Siegel has been named as its Chief Marketing Officer, effective immediately.  The announcement was made by Stuart Goldfarb, Atrinsic’s newly appointed President and Chief Executive Officer.  Siegel has been a direct marketing leader for over a decade, with experience building some of the largest direct marketing and subscription based businesses in the world.

“Atrinsic is fortunate to have Sharon as its Chief Marketing Officer.  I have worked with Sharon for over 10 years and know her to be an inspiring innovator.  She is the best direct marketer I have ever worked with.  She has profitably acquired millions of new subscribers utilizing data driven business intelligence and analytics and she fully understands how to implement customer segmentation to drive intelligent growth in customer value and satisfaction.  Customer acquisition and retention are the lifeblood of any subscription business; no one understands the art and the science of this like Sharon.  She has a deep understanding of what makes consumers tick – she will bring great value to Atrinsic,” said Stuart Goldfarb.

“I am excited to be joining Atrinsic and helping to lead this evolution at such a dynamic stage of growth.  I am a great believer in the future of subscription based music models.  This is a wonderful opportunity to build Atrinsic’s businesses, particularly Kazaa.  I hope to combine my understanding of direct marketing with my passion for music and the consumer to help Atrinsic realize it’s greatest potential,” said Sharon Siegel.

From 2000 to 2009, Siegel was Chief Marketing Officer of Bertelsmann Direct North America (now known as Direct Brands, Inc.), the world’s largest direct marketer of music, DVDs and books (with over 20 subscription and membership “club” businesses, including BMG Music Service, Columbia House, Book-of-the-Month Club, Doubleday Book Club and yourmusic.com), serving over 14 million members with revenues of over $1.2 billion.  In her role as CMO, Siegel was responsible for the acquisition of millions of subscribers and members each year.  She successfully developed and implemented comprehensive plans to transform legacy membership businesses to be more relevant to consumers.  Siegel led all of the company’s marketing activities including customer acquisition and retention, customer service, product merchandising, user experience, research and creative services.

Prior to becoming responsible for all marketing activities of the company, Sharon was Vice President, Customer Marketing for BMG Music Service.  She managed all channels of customer contact including catalog mailings, email promotions and outbound telemarketing efforts.  She also launched loyalty programs, resulting in decreased customer attrition and improved sales and implemented a comprehensive dormancy program to generate incremental sales from inactive customer segments.

Earlier in her career, Sharon worked for The Chase Manhattan Bank, NA, in a variety of roles, including Vice President, Customer Marketing Chase Bankcard Services, where she managed the strategy and implementation of direct marketing programs.  Sharon began her career with a direct marketing agency.  She has an MBA from Fordham University and a BS from the University of Maryland.

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Built around the Kazaa brand, Atrinsic sells entertainment subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allow it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to millions of CD-quality tracks. For a monthly fee users can listen to unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Atrinsic, Inc.
Thomas Plotts, 212-716-1977 ext 222
CFO

Investor contact
John Baldissera
BPC Financial Marketing
800-368-1217
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